                                                                   EXHIBIT 99.1


[HCA LOGO]                                                                 NEWS

                                                          FOR IMMEDIATE RELEASE
INVESTOR CONTACT:                                         MEDIA CONTACT:
Mark Kimbrough                                            Jeff Prescott
615-344-2688                                              615-344-5708


       HCA REPORTS 2005 FIRST QUARTER RESULTS OF $0.95 PER DILUTED SHARE INCREASES 2005 EARNINGS GUIDANCE RANGE TO $3.05 TO $3.20 PER DILUTED SHARE


Nashville, Tenn., April 21, 2005 - HCA (NYSE: HCA) today announced results for its first quarter ended March 31, 2005. Net income for the first quarter of 2005 was $414 million, or $0.95 per diluted share, compared to $345 million, or $0.69 per diluted share, in the previous year's first quarter.

Also, HCA today announced revised earnings guidance for the full year 2005 within a range of $3.05 to $3.20 per diluted share. Previous guidance for 2005 was a range of $2.75 to $2.90 per diluted share.

"I am extremely pleased with the results of our first quarter. Solid inpatient and outpatient volume growth, favorable patient mix, effective expense management and improving bad debt trends, or more simply, a slowing rate of increase associated with the uncollectability of uninsured receivables, all contributed to the substantial improvement in our financial performance," stated Jack O. Bovender, Jr., HCA's Chairman and Chief Executive Officer.

For the first quarter of 2005, revenues increased 4.1 percent to $6.2 billion from $5.9 billion in the first quarter of 2004. First quarter 2005 results benefited from same facility admission growth of 1.0 percent, same facility equivalent admission growth of 2.1 percent and an increase in same facility surgical procedures in the quarter of 1.1 percent over the prior year's first quarter.

Outpatient surgical volumes improved in the first quarter as same facility outpatient surgeries increased 1.5 percent. This statistic includes ambulatory surgery center volumes, which increased 3.2 percent, and hospital based outpatient surgeries, which increased 0.6 percent in the quarter.

Same facility emergency room visits increased 7.9 percent in the first quarter of 2005, compared to the same period of 2004, partly due to higher flu or pulmonary related volumes.

Same facility revenue per equivalent admission increased 2.5 percent in the first quarter of 2005 compared to the prior year first quarter. HCA's revised uninsured discount policy, which became effective January 1, 2005, resulted in $109 million in discounts, $108 million on a same facility basis, being provided to the uninsured during the first quarter of 2005. Adjusting for the uninsured discounts, same facility revenue per equivalent admission growth was
4.3 percent in the first quarter of 2005 compared to the first quarter of 2004. Revenues, the provision for doubtful accounts, certain operating expense categories as a percentage of revenues and revenue per equivalent admission have been adjusted to reflect the impact of the discounts to the uninsured in the attached table entitled "Supplemental Non-GAAP Disclosures" and the related footnotes describe how the Company uses the measures and why the Company believes these measures are useful.

The provision for doubtful accounts for the first quarter of 2005 was $574 million, or 9.3 percent of revenues, compared to $694 million, or 11.7 percent of revenues, in the first quarter of 2004. Adjusting for the effect of the uninsured discounts, the provision for doubtful accounts for the first quarter of 2005 was $683 million, or 10.9 percent of revenues. Charity care (excluding the discounts to the uninsured) was $284 million in the first quarter of 2005 compared to $218 million in the first quarter of 2004. Both charity care and the new uninsured discounts lower revenues and the provision for doubtful accounts by generally corresponding amounts.

During the first quarter of 2005, the Company experienced a moderation in the growth in its uninsured patient admissions and emergency room visits. Same facility uninsured admissions, compared to the first quarter of 2004, increased
3.3 percent. Same facility uninsured emergency room visits increased 15.1 percent in the first quarter of 2005 compared to the first quarter of 2004.

CASH FLOW AND BALANCE SHEET

HCA's cash flow from operations increased by 6.6 percent to $823 million in the first quarter of 2005 compared to $772 million in the first quarter of 2004.

As of March 31, 2005, the Company's balance sheet reflected total debt of $9.9 billion, stockholders' equity (including common and minority equity) of $6.1 billion and total assets of $21.7 billion. HCA's ratio of debt to debt plus common and minority equity was 61.7 percent at March 31, 2005, compared to 66.9 percent at December 31, 2004.

OUTPATIENT ACQUISITIONS

HCA has completed the following outpatient facility acquisitions during 2005:

           Center Name                            Location                 No. of Centers
-------------------------------               ----------------         -----------------------
Cancer Hope Cancer Centers                    Tallahassee, FL                3
First Health                                  Jacksonville, FL               1
Total I                                       Tampa, FL                      5
MDI- Medical Diagnostic Imaging               South Florida                  7 (60% ownership)


Cancer Hope Cancer Centers offer outpatient radiation therapy services and the other 13 centers offer various diagnostic services such as MRI, CT, ultrasound, mammography and bone density services. Also, during the first quarter of 2005, the Company opened Denton Ambulatory Surgery Center, a multi-specialty surgery center in Denton, TX.

STATUS OF ASSET SALES

On March 28, 2005, the Company announced its intention to divest ten hospitals located primarily in rural and small urban markets. Significant interest in purchasing these facilities has been received by the Company's financial advisor, Merrill Lynch. The Company expects the disposition of the ten hospitals to be substantially completed by the fourth quarter of 2005. Since these hospitals are not material to the Company's financial position or results of operations, they will continue to be included in the Company's consolidated financial results until divested.


REVISED 2005 EARNINGS GUIDANCE

Based upon the better than expected first quarter results, the Company has revised its full year 2005 earnings guidance to a range of $3.05 to $3.20 per diluted share. The Company's previous earnings guidance for 2005 was a range of $2.75 to $2.90 per diluted share.


FACILITIES AT QUARTER END

At March 31, 2005, the Company operated 190 hospitals and 92 freestanding surgery centers (including seven hospitals and eight freestanding surgery centers operated through equity method joint ventures) located in 23 states, London, England and Geneva, Switzerland compared to 191 hospitals and 83 freestanding surgery centers (including seven hospitals and four freestanding surgery centers operated through equity method joint ventures) at March 31, 2004.

ANNUAL SHAREHOLDERS' MEETING

The Company's annual shareholders' meeting will be held at the Company's headquarters in Nashville, Tennessee on May 26, 2005 at 1:30 p.m. local time for shareholders of record as of March 28, 2005.

ANNUAL REPORT TO SHAREHOLDERS

HCA's 2004 Annual Report to shareholders, which is being sent to shareholders in connection with the Company's annual meeting, focuses on the initiatives of the Company in the areas of quality of care and patient safety. The report describes HCA's Perinatal Safety Program, which seeks to improve clinical care provided to mothers and their babies; a system for Electronic Medication Administration and Barcoding that uses wireless barcoding technology to ensure that the right dosage of the right medication is delivered to each patient; and Electronic Physician Order Management to enable physicians to submit computerized medical orders for patients. The Report also describes HCA's Quality Review System, which helps maintain quality standards by measuring and reporting clinical performance of HCA's hospitals.

EARNINGS CONFERENCE CALL

HCA will host a conference call for investors to discuss first quarter results at 8:30 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon and through the next year. The webcast can be accessed via the following link: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=63489&eventID=
1042131 or on the Investor Relations page at www.hcahealthcare.com.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements regarding our estimated results of operations in future periods and all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to (i) the increased leverage resulting from the financing of our modified " Dutch " tender offer completed in 2004,
(ii) increases in the amount and risk of collectability of uninsured accounts and deductibles and co-pay amounts for insured accounts, (iii) the ability to achieve operating and financial targets, achieve expected levels of patient volumes and control the costs of providing services, (iv) the highly competitive nature of the health care business, (v) the efforts of insurers, health care providers and others to contain health care costs, (vi) possible changes in the Medicare, Medicaid and other state programs that may impact reimbursements to health care providers and insurers, (vii) the ability to attract and retain qualified management and other personnel, including affiliated physicians, nurses and medical support personnel, (viii) potential liabilities and other claims that may be asserted against the

Company, (ix) fluctuations in the market value of the Company's common stock,
(x) the impact of the Company's charity care and uninsured discounting policy changes, (xi) changes in accounting practices, (xii) changes in general economic conditions, (xiii) future divestitures which may result in charges,
(xiv) changes in revenue mix and the ability to enter into and renew managed care provider arrangements on acceptable terms, (xv) the availability and terms of capital to fund the expansion of the Company's business, (xvi) changes in business strategy or development plans, (xvii) delays in receiving payments for services provided, (xviii) the possible enactment of Federal or state health care reform, (xix) the outcome of pending and any future tax audits, appeals and litigation associated with the Company's tax positions, (xx) the outcome of the Company's continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures and the Company's corporate integrity agreement with the government, (xxi) changes in Federal, state or local regulations affecting the health care industry, (xxii) the ability to successfully effect the planned divesture(s) of ten hospitals, (xxiii) the ability to develop and implement the payroll and human resources information systems within the expected time and cost projections and, upon implementation, to realize the expected benefits and efficiencies, (xxiv) maintaining the increased quarterly cash dividend rate for the entire fiscal year, and (xxv) other risk factors detailed in the Company's filings with the SEC. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to "Company" and "HCA" as used throughout this document refer to HCA Inc. and its affiliates.

                                    HCA INC.
                         CONSOLIDATED INCOME STATEMENTS
                                 FIRST QUARTER
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                                               2005                            2004
                                                                       ----------------------         ----------------------
                                                                        AMOUNT          RATIO          Amount          Ratio
                                                                       --------         -----         --------         -----

Revenues .......................................................       $  6,182         100.0%        $  5,937         100.0%

Salaries and benefits ..........................................          2,443          39.5            2,333          39.3
Supplies .......................................................          1,051          17.0              980          16.5
Other operating expenses .......................................            972          15.7              951          16.1
Provision for doubtful accounts ................................            574           9.3              694          11.7
Gains on investments ...........................................             (9)         (0.1)             (10)         (0.2)
Equity in earnings of affiliates ...............................            (53)         (0.9)             (46)         (0.8)
Depreciation and amortization ..................................            337           5.4              303           5.0
Interest expense ...............................................            164           2.7              135           2.3
                                                                       --------         -----         --------         -----
                                                                          5,479          88.6            5,340          89.9
                                                                       --------         -----         --------         -----
Income before minority interests and income taxes ..............            703          11.4              597          10.1

Minority interests in earnings of consolidated entities ........             40           0.7               38           0.7
                                                                       --------         -----         --------         -----

Income before income taxes .....................................            663          10.7              559           9.4

Provision for income taxes .....................................            249           4.0              214           3.6
                                                                       --------         -----         --------         -----

     Net income ................................................       $    414           6.7         $    345           5.8
                                                                       ========         =====         ========         =====

Diluted earnings per share .....................................       $   0.95                       $   0.69

Shares used in computing diluted earnings per share (000) ......        435,660                        497,621

                                    HCA INC.
                       SUPPLEMENTAL NON-GAAP DISCLOSURES
                     CONSOLIDATED OPERATING RESULTS SUMMARY
                (Dollars in millions, except per share amounts)


                                                                          FIRST QUARTER
                                                                      ----------------------
                                                                        2005          2004
                                                                      --------      --------

Revenues .......................................................      $  6,182      $  5,937

Net income:
   Net income ..................................................      $    414      $    345
   Depreciation and amortization ...............................           337           303
   Interest expense ............................................           164           135
   Minority interests in earnings of consolidated entities .....            40            38
   Provision for income taxes ..................................           249           214
                                                                      --------      --------

   Adjusted EBITDA (a) .........................................      $  1,204      $  1,035
                                                                      ========      ========

Diluted earnings per share:
   Net income ..................................................      $   0.95      $   0.69

Shares used in computing diluted earnings per share (000) ......       435,660       497,621


---------
(a) Adjusted EBITDA is a non-GAAP financial measure. The Company believes that adjusted EBITDA is an important operating measure that supplements discussions and analysis of the Company's results of operations. The Company believes that it is useful to investors to provide disclosures of its results of operations on the same basis as that used by management. HCA's management relies upon adjusted EBITDA as a primary measure to review and assess operating performance of its hospital facilities and their management teams.

         Management and investors review both the Company's overall performance (including GAAP net income and GAAP EPS) and the operating performance of the Company's health care facilities (adjusted EBITDA). Adjusted EBITDA and the adjusted EBITDA margin (adjusted EBITDA divided by revenues) are utilized by management and investors to compare the Company's current operating results with the corresponding periods during the previous year and to compare the Company's operating results with other companies in the health care industry.

         Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities as a measure of liquidity. Because adjusted EBITDA is not a measure determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

                                    HCA INC.
                       SUPPLEMENTAL NON-GAAP DISCLOSURES
   OPERATING MEASURES ADJUSTED FOR THE IMPACT OF DISCOUNTS FOR THE UNINSURED
                               FIRST QUARTER 2005
         (DOLLARS IN MILLIONS, EXCEPT REVENUE PER EQUIVALENT ADMISSION)


                                                REPORTED       UNINSURED        NON-GAAP       GAAP %     NON-GAAP %
                                                  GAAP         DISCOUNTS        ADJUSTED         OF        ADJUSTED
                                                AMOUNTS      ADJUSTMENT (a)     AMOUNTS (b)   REVENUES     REVENUES
                                                --------     --------------     -----------   --------    ----------

REPORTED:
Revenues .................................      $  6,182         $109           $  6,291         100.0%      100.0%

Salaries and benefits ....................         2,443           --              2,443          39.5%      38.8%
Supplies .................................         1,051           --              1,051          17.0%      16.7%
Other operating expenses .................           972           --                972          15.7%      15.4%
Provision for doubtful accounts ..........           574          109                683           9.3%      10.9%

Admissions ...............................       432,643                         432,643
Equivalent admissions ....................       636,418                         636,418
Revenue per equivalent admission .........      $  9,714                        $  9,885
% change from prior year .................           2.3%                            4.1%

SAME FACILITY:
Revenues .................................      $  6,139         $108           $  6,247
Admissions ...............................       431,247                         431,247
Equivalent admissions ....................       633,933                         633,933
Revenue per equivalent admission .........      $  9,683                        $  9,855
% change from prior year .................           2.5%                            4.3%


(a) Represents the impact of the discounts for the uninsured for the quarter. On January 1, 2005, HCA modified its policies to provide discounts to uninsured patients who do not qualify for Medicaid or charity care. These discounts are similar to those provided to many local managed care plans. In implementing the discount policy, HCA first attempts to qualify uninsured patients for Medicaid, other Federal or state assistance or charity care. If an uninsured patient does not qualify for these programs, the uninsured discount is applied.

(b) Revenues, the provision for doubtful accounts, certain operating expense categories as a percentage of revenues and revenue per equivalent admission have been adjusted to exclude the discounts under HCA's uninsured discount policy (non-GAAP financial measures). The Company believes that these non-GAAP financial measures are useful to investors to provide disclosures of its results of operations on the same basis as that used by management. Management uses this information to compare revenues, the provision for doubtful accounts, certain operating expense categories as a percentage of revenues and revenue per equivalent admission for periods prior and subsequent to the January 1, 2005 implementation of the uninsured discount policy. Management finds this information to be useful to enable the evaluation of revenue and certain expense category trends that are influenced by patient volumes and are generally analyzed as a percentage of net revenues. These non-GAAP financial measures should not be considered an alternative to GAAP financial measures. The Company believes this supplemental information provides it and the users of its financial statements with useful information for period-to-period comparisons. Investors are encouraged to use GAAP measures when evaluating the Company's overall financial performance.

                                    HCA INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)


                                                                          MARCH 31,           DECEMBER 31,
                                                                            2005                 2004
                                                                          ---------           ------------

                                 ASSETS
Current assets:
     Cash and cash equivalents .................................          $     144            $     129
     Accounts receivable, net ..................................              3,254                3,083
     Inventories ...............................................                577                  577
     Deferred income taxes .....................................                458                  467
     Other .....................................................                484                  427
                                                                          ---------            ---------

          Total current assets .................................              4,917                4,683

Property and equipment, at cost ................................             20,216               19,970
Accumulated depreciation .......................................             (8,888)              (8,574)
                                                                          ---------            ---------
                                                                             11,328               11,396

Investments of insurance subsidiary ............................              1,953                2,047
Investments in and advances to affiliates ......................                611                  486
Goodwill .......................................................              2,579                2,540
Deferred loan costs ............................................                 96                   99
Other ..........................................................                205                  214
                                                                          ---------            ---------

                                                                          $  21,689            $  21,465
                                                                          =========            =========

               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable ..........................................          $     842            $     855
     Accrued salaries ..........................................                581                  579
     Other accrued expenses ....................................              1,298                1,254
     Long-term debt due within one year ........................                486                  486
                                                                          ---------            ---------

          Total current liabilities ............................              3,207                3,174

Long-term debt .................................................              9,372               10,044
Professional liability risks ...................................              1,326                1,283
Deferred income taxes and other liabilities ....................              1,664                1,748
Minority interests in equity of consolidated entities ..........                789                  809

Stockholders' equity ...........................................              5,331                4,407
                                                                          ---------            ---------

                                                                          $  21,689            $  21,465
                                                                          =========            =========


Current ratio ..................................................               1.53                 1.48
Ratio of debt to debt plus common and minority equity ..........               61.7%                66.9%
Shares outstanding (thousands) .................................            441,167              422,642

                                    HCA INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOW
                                 FIRST QUARTER
                             (DOLLARS IN MILLIONS)


                                                                                                       2005            2004
                                                                                                      -----           -----

Cash flows from operating activities:
   Net income ..............................................................................          $ 414           $ 345
   Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for doubtful accounts .......................................................            574             694
     Depreciation and amortization .........................................................            337             303
     Income taxes ..........................................................................            334             354
     Change in operating assets and liabilities ............................................           (872)           (972)
     Other .................................................................................             36              48
                                                                                                      -----           -----

       Net cash provided by operating activities ...........................................            823             772
                                                                                                      -----           -----


Cash flows from investing activities:
   Purchase of property and equipment ......................................................           (288)           (390)
   Acquisitions of hospitals and health care entities ......................................            (36)            (15)
   Disposal of hospitals and health care entities ..........................................              7              25
   Change in investments ...................................................................            (86)            (58)
   Other ...................................................................................             17              (3)
                                                                                                      -----           -----

       Net cash used in investing activities ...............................................           (386)           (441)
                                                                                                      -----           -----


Cash flows from financing activities:
   Issuance of long-term debt ..............................................................             --             501
   Net change in revolving bank credit .....................................................           (670)           (130)
   Repayment of long-term debt .............................................................             (6)           (335)
   Repurchases of common stock .............................................................             --            (375)
   Issuances of common stock ...............................................................            377              58
   Payment of cash dividends ...............................................................            (56)            (10)
   Other ...................................................................................            (67)             (7)
                                                                                                      -----           -----

       Net cash used in financing activities ...............................................           (422)           (298)
                                                                                                      -----           -----


Change in cash and cash equivalents ........................................................             15              33
Cash and cash equivalents at beginning of period ...........................................            129             115
                                                                                                      -----           -----


Cash and cash equivalents at end of period .................................................          $ 144           $ 148
                                                                                                      =====           =====


Interest payments ..........................................................................          $ 130           $ 103
Income tax payments, net of refunds ........................................................          $ (85)          $(140)

                                    HCA INC.
                              OPERATING STATISTICS


                                                                       FIRST QUARTER
                                                              -------------------------------
                                                                 2005                 2004
                                                              ----------           ----------

CONSOLIDATED HOSPITALS:

      Number of Hospitals ..........................                 183                  184
      Weighted Average Licensed Beds ...............              41,856               41,934
      Licensed Beds at End of Period ...............              41,892               41,931

   REPORTED:
      Admissions ...................................             432,600              430,300
         % Change ..................................                 0.5%
      Equivalent Admissions ........................             636,400              625,200
         % Change ..................................                 1.8%
      Revenue per Equivalent Admission .............          $    9,714           $    9,497
         % Change ..................................                 2.3%
      Inpatient Revenue per Admission ..............          $    9,069           $    8,692
         % Change ..................................                 4.3%

      Patient Days .................................           2,159,200            2,173,600
      Equivalent Patient Days ......................           3,176,200            3,158,200

      Inpatient Surgery Cases ......................             135,500              135,400
         % Change ..................................                 0.1%
      Outpatient Surgery Cases .....................             211,000              207,500
         % Change ..................................                 1.7%

      Emergency Room Visits ........................           1,391,800            1,296,900
         % Change ..................................                 7.3%

      Outpatient Revenues as a
          Percentage of Patient Revenues ...........                35.6%                36.1%

      Average Length of Stay .......................                 5.0                  5.1

      Occupancy ....................................                57.3%                57.0%
      Equivalent Occupancy .........................                84.3%                82.8%

   SAME FACILITY:
      Admissions ...................................             431,200              427,200
         % Change ..................................                 1.0%
      Equivalent Admissions ........................             633,900              620,700
         % Change ..................................                 2.1%
      Revenue per Equivalent Admission .............          $    9,683           $    9,447
         % Change ..................................                 2.5%
      Inpatient Revenue per Admission ..............          $    9,063           $    8,659
         % Change ..................................                 4.7%

      Inpatient Surgery Cases ......................             135,200              134,800
         % Change ..................................                 0.4%
      Outpatient Surgery Cases .....................             207,600              204,500
         % Change ..................................                 1.5%

      Emergency Room Visits ........................           1,385,200            1,283,900
         % Change ..................................                 7.9%

NUMBER OF CONSOLIDATED AND
NON-CONSOLIDATED (50/50 EQUITY
JOINT VENTURES) HOSPITALS:

      Consolidated .................................                 183                  184
      Non-Consolidated (50/50 Equity
        Joint Ventures) ............................                   7                    7
                                                              ----------           ----------

      Total Number of Hospitals ....................                 190                  191
                                                              ==========           ==========